                                                                  Exhibit 10.8.1


================================================================================

                           LOAN AND SECURITY AGREEMENT

                                  BY AND AMONG

                        ODIMO INCORPORATED AND CERTAIN OF
                                ITS SUBSIDIARIES,

                                   AS BORROWER

                                       AND

                              SILICON VALLEY BANK,

                                     AS BANK

                                  JULY 31, 2004

================================================================================

                           LOAN AND SECURITY AGREEMENT


      THIS LOAN AND SECURITY AGREEMENT (this "Agreement") dated July 31, 2004, between SILICON VALLEY BANK ("Bank"), whose address is 3003 Tasman Drive, Santa Clara, California 95054 and having a loan production office at 3353 Peachtree Road, NE, M-10, Atlanta, Georgia 30326 and ODIMO INCORPORATED., a corporation organized and in good standing in the State of Delaware ("Company"), ASHFORD.COM, INC., a corporation organized and in good standing in the State Delaware and D.I.A. MARKETING, INC., a corporation organized and in good standing in the State of Florida (together with the Company individually and collectively "Borrower"), each of whose address is 14001 NW 4th St., Sunrise, Florida 33325 provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS


      Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term "financial statements" includes the notes and schedules. The terms "including" and "includes" always mean "including (or includes) without limitation," in this or any Loan Document.

2. LOAN AND TERMS OF PAYMENT

2.1 PROMISE TO PAY.

      Borrower jointly and severally promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1 REVOLVING ADVANCES.

      (a) Bank will make Advances not exceeding (i) the lesser of (A) the Committed Revolving Line, minus all amounts for services utilized under the Business Credit Card Services Sublimit or (B) the Borrowing Base, minus (i) all amounts for services utilized under the Business Credit Card Services Sublimit and minus (ii) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement. All advances shall be evidenced by the Revolving Promissory Note to be executed and delivered by Borrower to Bank on the Closing Date and shall be repaid in accordance with the terms of the Revolving Promissory Note.

      (b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 3:00 p.m. Eastern time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Loan Payment/Advance Request Form attached as Exhibit B (the "Payment/Advance Form"). Bank will credit Advances to Borrower's deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

      (c) The Committed Revolving Line terminates on the Revolving Maturity Date, when all Advances are immediately payable.

      (d) Bank's obligation to lend the undisbursed portion of the Obligations will terminate if, in Bank's sole discretion, there has been a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations, or there has been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank prior to the execution of this Agreement.

2.1.2 LETTERS OF CREDIT SUBLIMIT.

      Bank will issue or have issued Letters of Credit for Borrower's account not exceeding (i) the lesser of the Committed Revolving Line or the Borrowing Base, minus (ii) the outstanding principal balance of the Advances minus the Business Credit Card Sublimit; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not at any time exceed Five Hundred Thousand Dollars ($500,000). Each Letter of Credit will have an expiry date of no later than one hundred eighty (180) days after the Revolving Maturity Date, but Borrower's obligations to reimburse Bank under the Letters of Credit will be secured by cash on terms acceptable to Bank at any time after the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Prior to or simultaneously with the opening of each Letter of Credit, Borrower shall pay to Bank, a letter of credit fee (each a "Letter of Credit Fee" and collectively the "Letter of Credit Fees") in an amount equal to two percent (2%) per annum of the face amount of the Letter of Credit. Such Letter of Credit Fees shall be paid in advance upon the issuance of the Letter of Credit and upon each anniversary thereof, if any. In addition, Borrower shall pay to Bank any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by Bank.

2.1.3 BUSINESS CREDIT CARD SUBLIMIT.

      Borrower may use up to Fifty Thousand Dollars ($50,000) (the "Business Credit Card Services Sublimit") for Bank's business credit card services (the "Business Credit Card Services"). Such aggregate amounts utilized under the Business Credit Card Services Sublimit will at all times reduce the amount otherwise available to be borrowed under the Committed Revolving Line. Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Business Credit Card Services will be treated as Advances under the Committed Revolving Line and will accrue interest at the rate for Advances.

2.2 OVERADVANCES.


      If Borrower's Obligations under Sections 2.1.1, 2.1.2 and 2.1.3 exceed the lesser of either (i) the Committed Revolving Line or (ii) the Borrowing Base, Borrower shall immediately pay Bank the excess.

2.3 INTEREST RATE, PAYMENTS.

      (a) Interest Rate. Advances accrue interest on the outstanding principal balance at a per annum rate of the greater of (i) one half of one percentage point (0.50%) above the Prime Rate. After an Event of Default, Obligations accrue interest at five percent (5%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

      (b) Payments. Interest due on the Committed Revolving Line is payable on the first (1st) day of each month. Bank may debit any of Borrower's deposit accounts including Account Number __________ for principal and interest payments owing or any amounts Borrower owes Bank. Bank will promptly notify Borrower when it debits Borrower's accounts. These debits are not a set-off. Payments received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest accrue.

2.4 JOINT LIABILITY.

      Each Person included in the term "Borrower" hereby covenants and agrees with Bank as follows:

      (a) The Obligations include all present and future indebtedness, duties, obligations, and liabilities under the Loan Documents, whether now existing or contemplated or hereafter arising, of any one or more of the Borrowers.

      (b) Reference in this Agreement and the other Loan Documents to the "Borrower" or otherwise with respect to any one or more of the Persons now or hereafter included in the definition of "Borrower" shall mean each and every such Person and any one or more of such Persons, jointly and severally, unless the context requires otherwise.

      (c) Each Person included in the term "Borrower" in the discretion of its respective management is to agree among themselves as to the allocation of the benefits of the proceeds of the Committed Revolving Line, provided, however, that each such Person shall be deemed to have represented and warranted to Bank at the time of allocation that each benefit and use of proceeds is permitted under this Agreement.

      (d) For administrative convenience, each Person included in the term "Borrower" hereby irrevocably appoints the Company as each Borrower's attorney-in-fact, with power of substitution (with the prior written consent of Bank in the exercise of its sole and absolute discretion), in the name of the Company or in the name of any Borrower or otherwise to take any and all actions with respect to this Agreement, the other Loan Documents, the Obligations and/or the Collateral (including, without limitation, the proceeds thereof) as the Company may so elect from time to time, including, without limitation, actions to (i) request advances under the Committed Revolving Line, and direct Bank to disburse or credit the proceeds of any Advance directly to an account of the Company, any one or more of such Persons or otherwise, which direction shall evidence the making of such Advance and shall constitute the acknowledgment by each such Person of the receipt of the proceeds of such Advance, (ii) enter into, execute, deliver, amend, modify, restate, substitute, extend and/or renew this Agreement, any other Loan Documents, security agreements, mortgages, deposit account agreements, instruments, certificates, waivers, letter of credit applications, releases, documents and agreements from time to time, and (iii) endorse any check or other item of payment in the name of such Person or in the name of the Company. The foregoing appointment is coupled with an interest, cannot be revoked without the prior written consent of Bank, and may be exercised from time to time through the Company's Responsible Officer, or other Person or Persons designated by the Company to act from time to time on behalf of the Company.

      (e) Each Person included in the term "Borrower" hereby irrevocably authorizes Bank to make Advances to any one or more of such Persons, pursuant to the provisions of this Agreement upon the written, oral or telephone request of any one or more of the Persons who is from time to time a Responsible Officer of the Company under the provisions of the most recent certificate of corporate resolutions and/or incumbency of the Person included in the term "Borrower" on file with Bank and also upon the written, oral or telephone request of any one of the Persons who is from time to time a Responsible Officer of the Company under the provisions of the most recent certificate of corporate resolutions and/or incumbency for the Company on file with Bank.

      (f) Bank assumes no responsibility or liability for any errors, mistakes, and/or discrepancies in the oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations by any one or more of the Persons included in the term "Borrower" in connection with any Credit Extension or any other transaction in connection with the provisions of this Agreement.

2.5 INTER-COMPANY DEBT, CONTRIBUTION.

      Without implying any limitation on the joint and several nature of the Obligations, Bank agrees that, notwithstanding any other provision of this Agreement, the Persons included in the term "Borrower" may create reasonable inter-company indebtedness between or among the Persons included in the term "Borrower" with respect to the allocation of the benefits and proceeds of the Credit Extensions under this Agreement. The Persons included in the term "Borrower" agree among themselves, and Bank consents to that agreement, that each such Person shall have rights of contribution from all of the such Persons to the extent such Person incurs Obligations in excess of the proceeds of the Advances received by, or allocated to such Person. All such indebtedness and rights shall be, and are hereby agreed by the Persons included in the term "Borrower" to be, subordinate in priority and payment to the indefeasible repayment in full in cash of the Obligations, and, unless Bank agrees in writing otherwise, shall not be exercised or repaid in whole or in part until all of the Obligations have been indefeasibly paid in full in cash. Each Person included in the term "Borrower" agrees that all of such inter-company indebtedness and rights of contribution are part of the Collateral and secure the Obligations. Each Person included in the term "Borrower" hereby waives all rights of counter claim, recoupment and offset between or among themselves arising on account of that indebtedness and otherwise. No Person included in the term "Borrower" shall evidence the inter-company indebtedness or rights of contribution by note or other instrument, and shall not secure such indebtedness or rights of contribution with any Lien or security.

2.6 BORROWERS ARE INTEGRATED GROUP.

      Each Person included in the term "Borrower" hereby represents and warrants to Bank that each of them will derive benefits, directly and indirectly, from each Credit Extension, both in their separate capacity and as a member of the integrated group to which each such Person belongs and because the successful operation of the integrated group is dependent upon the continued successful performance of the functions of the integrated group as a whole, because (i) the terms of the Credit Extension provided under this Agreement are more favorable than would otherwise would be obtainable by such Persons individually, and (ii) the additional administrative and other costs and reduced flexibility associated with individual loan arrangements which would otherwise be required if obtainable would substantially reduce the value to such Persons of the Credit Extension.

2.7 PRIMARY OBLIGATIONS.

      The obligations and liabilities of each Person included in the term "Borrower" shall be primary, direct and immediate, shall not be subject to any counterclaim, recoupment, set off, reduction or defense based upon any claim that such Person may have against any one or more of the other Persons included in the term "Borrower", Bank and/or any other guarantor and shall not be conditional or contingent upon pursuit or enforcement by Bank of any remedies it may have against Persons included in the term "Borrower" with respect to this Agreement, or any of the other Loan Documents, whether pursuant to the terms thereof or by operation of law. Without limiting the generality of the foregoing, Bank shall not be required to make any demand upon any of the Persons included in the term "Borrower", or to sell the Collateral or otherwise pursue, enforce or exhaust its or their remedies against the Persons included in the term "Borrower" or the Collateral either before, concurrently with or after pursuing or enforcing its rights and remedies hereunder. Any one or more successive or concurrent actions or proceedings may be brought against each Person included in the term "Borrower", either in the same action, if any, brought against any one or more of the Persons included in the term "Borrower" or in separate actions or proceedings, as often as Bank may deem expedient or advisable. Without limiting the foregoing, it is specifically understood that any modification, limitation or discharge of any of the liabilities or obligations of any one or more of the Persons included in the term "Borrower", any other guarantor or any obligor under any of the Loan Documents, arising out of, or by virtue of, any bankruptcy, arrangement, reorganization or similar proceeding for relief of debtors under federal or state law initiated by or against any one or more of the Persons included in the term "Borrower", in their respective capacities as borrowers and guarantors under this Agreement, or under any of the Loan Documents shall not modify, limit, lessen, reduce, impair, discharge, or otherwise affect the liability of any other Borrower under this Agreement in any manner whatsoever, and this Agreement shall remain and continue in full force and effect. It is the intent and purpose of this Agreement that each Person included in the term "Borrower" shall and does hereby waive all rights and benefits which might accrue to any other guarantor by reason of any such proceeding, and the Persons included in the term "Borrower" agree that they shall be liable for the full amount of the obligations and liabilities under this Agreement regardless of, and irrespective to, any modification, limitation or discharge of the liability of any one or more of the Persons included in the term "Borrower", any other guarantor or any other obligor under any of the Loan Documents, that may result from any such proceedings.

2.8 FEES.

      Borrower will pay:

      (a) Facility Fee. A fully earned, nonrefundable annual fee (the "Facility Fee") in amount equal to one half of one percent (.50%) of the Applicable Committed Revolving Line Amount, payable on the Closing Date for the first twelve months and on the first anniversary of the Closing Date for the second twelve months; provided, however, that if the Applicable Committed Revolving Line Amount changes from $12,000,000 to $8,000,000 at any time then the Facility Fee shall be pro-rated accordingly.

      (b) Unused Line Fee. Borrower shall pay to Bank a fee (collectively, the "Unused Line Fees" and individually, an "Unused Line Fee") in an amount equal to one quarter of one percent (0.25%) per annum of the average daily unused and undisbursed portion of the Committed Revolving Line accruing during each month. The accrued and unpaid portion of the Unused Line Fee shall be paid by the

Borrower to Bank on the first day of each calendar quarter, commencing on the first such date following the date hereof, and on the Revolving Maturity Date.

      (c) Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due.

3. CONDITIONS OF LOANS

3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION.

      Bank's obligation to make the initial Credit Extension is subject to the condition precedent that it receive the agreements, documents and fees it requires.

3.2 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS.

      Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

      (a) timely receipt of any Payment/Advance Form; and

      (b) the representations and warranties in Section 5 must be true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default may have occurred and be continuing, or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties of Section 5 remain true.

4. CREATION OF SECURITY INTEREST

4.1 GRANT OF SECURITY INTEREST.

      Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower's duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. Bank upon the occurrence of any Event of Default, may place a "hold" on any deposit account of Borrower maintained with Bank. If this Agreement is terminated, Bank's lien and security interest in the Collateral will continue until Borrower fully satisfies its Obligations.

4.2 AUTHORIZATION TO FILE.

      Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank's interest in the Collateral.

5. REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants as follows:

5.1 DUE ORGANIZATION AND AUTHORIZATION.

      Borrower and each Subsidiary is duly existing and in good standing in the States of Delaware and Florida and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower and each Subsidiary's exact legal name is as set forth on the first page of this Agreement. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which, or by which it is bound, in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 COLLATERAL.

      Borrower has good title to the Collateral, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3 LITIGATION.

      There are no actions or proceedings pending or, to the knowledge of Borrower's Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS.

      All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent consolidated financial statements submitted to Bank.

5.5 SOLVENCY.

      The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement or any of the Loan Documents; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 REGULATORY COMPLIANCE.

      Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower's or any Subsidiary's properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7 SUBSIDIARIES.

      Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 FULL DISCLOSURE.

      No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading. It being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results.

6. AFFIRMATIVE COVENANTS

      Borrower will do all of the following for so long as Bank has an obligation to make any Credit Extension, or there are outstanding Obligations:

6.1 GOVERNMENT COMPLIANCE.

      Borrower will maintain its and all Subsidiaries' legal existence and good standing as a Registered Organization in only the States of Delaware and Florida, as applicable and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a material adverse effect on Borrower's business or operations. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

      (a) Borrower will deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) as soon as available but no later than ninety (90) days after the fiscal year end, an annual operating budget; (iii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $100,000 or more; (v) such other budgets, sale projections, operating plans or other financial information Bank reasonably requests; and (vi) prompt notice of any material change in the composition of the Intellectual Property, including any subsequent ownership right of Borrower in or to any Copyright, Patent or Trademark not shown in any intellectual property security agreement between Borrower and Bank or knowledge of any event that materially adversely affects the value of the Intellectual Property. Notwithstanding the above, Borrower's audited consolidated financial statements for fiscal year 2003 shall be due on July 31, 2004.

      (b) Within thirty (30) days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit C, with aged listings of accounts receivable and accounts payable and an inventory listing.

      (c) Within thirty (30) days after the last day of each month, Borrower will deliver to Bank with the Monthly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit D.

      (d) Allow Bank to audit Borrower's Collateral (including field inventory appraisals) at Borrower's expense. Such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.


6.3 INVENTORY; RETURNS.

      Borrower will keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower's customary practices as they exist at execution of this Agreement. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims, that involve more than $50,000.

6.4 TAXES.

      Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5 INSURANCE.

      Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower's industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank's reasonable discretion. All property policies will have a lender's loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least twenty (20) days notice before canceling its policy. At Bank's request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank's option, be payable to Bank on account of the Obligations.

6.6 PRIMARY ACCOUNTS.

      Borrower will maintain its primary depository and operating accounts with Bank.

6.7 FURTHER ASSURANCES.

      Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

      Borrower will not do any of the following without Bank's prior written consent, for so long as Bank has an obligation to make Credit Extensions or there are any outstanding Obligations:

7.1 DISPOSITIONS.

      Convey, sell, lease, transfer or otherwise dispose of (collectively "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of Inventory in the ordinary course of business; (ii) of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) of worn-out or obsolete Equipment.

7.2 CHANGES IN BUSINESS, OWNERSHIP, MANAGEMENT OR BUSINESS LOCATIONS.

      Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto or have a material change in its management or a change in its ownership of greater than twenty five percent (25%) (other than by the sale of Borrower's equity securities in a public offering or to venture capital investors so long as Borrower identifies and advises Bank of the venture capital investors prior to the closing of the investment). Borrower will not, without at least thirty
(30) days prior written notice, change its state of formation, relocate its chief executive office or add any new offices or business locations.

7.3 MERGERS OR ACQUISITIONS.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement and (ii) such transaction would not result in a decrease of more than twenty five percent (25%) of Tangible Net Worth. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 INDEBTEDNESS.


      Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 ENCUMBRANCE.

      Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens.

7.6 DISTRIBUTIONS; INVESTMENTS.

      Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so. Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7 TRANSACTIONS WITH AFFILIATES.

      Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person. Borrower will not make any loans, Transfers or any investments in, any Subsidiary which is not a party to this Agreement.

7.8 SUBORDINATED DEBT.

      Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank's prior written consent.

7.9 COMPLIANCE.

      Become an "investment company" or a company controlled by an "investment company," under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT

      Any one of the following is an Event of Default:

8.1 PAYMENT DEFAULT.

      If Borrower fails to pay any of the Obligations within three (3) days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 COVENANT DEFAULT.

      (a) If Borrower fails to perform any obligation under Sections 6.2, 6.4 or
6.5 or violates any of the covenants contained in Article 7 of this Agreement, or

      (b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

8.3 MATERIAL ADVERSE CHANGE.

      If there (i) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (ii) is a material impairment of the prospect of repayment of any portion of the Obligations or
(iii) is a material impairment of the value or priority of Bank's security interests in the Collateral.

8.4 ATTACHMENT.

      If any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.5 INSOLVENCY.

      If Borrower becomes insolvent or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.6 OTHER AGREEMENTS.

      If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

8.7 JUDGMENTS.

      If a money judgment(s) in the aggregate of at least $50,000 is rendered against Borrower and is unsatisfied and unstayed for 10 days (but no Credit Extensions will be made before the judgment is stayed or satisfied);

8.8 MISREPRESENTATIONS.

      If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9 GUARANTY.

      Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations or any default occurs under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

8.10 SUBSIDIARIES.

      Any circumstance described in Sections 8.3, 8.4, 8.5 or 8.7 occurs to any Subsidiary of Borrower.

9. BANK'S RIGHTS AND REMEDIES

9.1 RIGHTS AND REMEDIES.

      When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

      (a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

      (b) Stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

      (c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

      (d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

      (e) Apply to the Obligations any (i) balances and deposits of Borrower with Bank or its Affiliate it holds, or (ii) amount held by Bank owing to or for the credit or the account of Borrower;

      (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, Patents, Copyrights, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit; and

      (g) Dispose of the Collateral according to the Code.

9.2 POWER OF ATTORNEY.

      Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower's name on any checks or other forms of payment or security; (ii) sign Borrower's name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower's insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and
(v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

9.3 ACCOUNTS COLLECTION.

      When an Event of Default occurs and continues, Bank may notify any Person owing Borrower money of Bank's security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4 BANK EXPENSES.

      If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

9.5 BANK'S LIABILITY FOR COLLATERAL.

      If Bank complies with reasonable banking practices and the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 REMEDIES CUMULATIVE.

      Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7   DEMAND WAIVER.

      Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.   NOTICES

      All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.   CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

      Georgia law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in the State of Georgia provided, however, that if for any reason the Bank can not avail itself of the courts of the State of Georgia, the Borrower and Bank each submit to the jurisdiction of the State and Federal Courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.   GENERAL PROVISIONS

12.1  SUCCESSORS AND ASSIGNS.

      This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

12.2  INDEMNIFICATION.

      Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

12.3  TIME OF ESSENCE.

      Time is of the essence for the performance of all obligations in this Agreement.

12.4  SEVERABILITY OF PROVISION.

      Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5  AMENDMENTS IN WRITING, INTEGRATION.

      All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6  COUNTERPARTS.

      This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7  SURVIVAL.

      All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8  CONFIDENTIALITY.

      In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank's subsidiaries or affiliates in connection with their business with Borrower, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank's examination or audit and (v) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9  EFFECTIVE DATE.

      Notwithstanding anything set forth in this Agreement or any Loan Document to the contrary, this Agreement and all of the Loan Documents shall not be effective until the date on which the Bank executes this Agreement as indicated on the signature page to this Agreement.

12.10 ATTORNEYS' FEES, COSTS AND EXPENSES.

      In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys' fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.   DEFINITIONS

13.1  DEFINITIONS.

      In this Agreement:

      "ACCOUNTS" has the meaning set forth in the Code and includes all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

      "ADVANCE" or "ADVANCES" is a loan advance (or advances) under the Committed Revolving Line.

      "AFFILIATE" of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

      "APPLICABLE COMMITTED REVOLVING LINE AMOUNT" means Twelve Million Dollars ($12,000,000) prior to the occurrence of a Liquidity Event and Eight Million Dollars ($8,000,000) from and after the occurrence of a Liquidity Event.

      "BANK EXPENSES" are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

      "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

      "BORROWING BASE" is seventy-five percent (75%) of Eligible Inventory plus eighty percent (80%) of Eligible Accounts as determined by Bank from Borrower's most recent Borrowing Base Certificate; provided, however, that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower's Collateral.

      "BUSINESS CREDIT CARD SERVICES" are defined in Section 2.1.3.

      "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

      "CLOSING DATE" is the date of this Agreement.

      "CODE" is the Uniform Commercial Code, in effect in the State of Georgia as in effect from time to time.

      "COLLATERAL" is the property described on Exhibit A.

      "COMMITTED REVOLVING LINE" means (a) from September 1st through December 31st of each year, Advances of up to Twelve Million Dollars ($12,000,000) and
(b) from January 1st to August 31st of each year, Advances of up to Seven Million Dollars ($7,000,000); provided, however, that from and after the occurrence of Liquidity Event the "Committed Revolving Line" means (x) from September 1st through December 31st of each year, Advances up to Eight Million Dollars ($8,000,000) and (y) from January 1st through August 31st of each year, Advances of up to Five Million Dollars ($5,000,000).

      "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; (iii) all reserves for future investments and reserves for future expenses, including management fees; and (iv) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

      "COPYRIGHTS" are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

      "CREDIT EXTENSION" is each Advance, Letter of Credit, Business Credit Card Services or any other extension of credit by Bank for Borrower's benefit.

      "ELIGIBLE ACCOUNTS" are Accounts in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in Section 5; but Bank may change eligibility standards by giving Borrower notice. Unless Bank agrees otherwise in writing, Eligible Accounts will not include:

      (a) Accounts that the account debtor has not paid within 90 days of invoice date;

      (b) Accounts for an account debtor, 50% or more of whose Accounts have not been paid within 90 days of invoice date;

      (c) Credit balances over 90 days from invoice date;

      (d) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves in writing;

      (e) Accounts for which the account debtor does not have its principal place of business in the United States;

      (f) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality, except for Accounts of the United States if the payee has assigned its payment rights to Bank and the assignment has been acknowledged under the Assignment of Claims Act of 1940 (31.U.S.C. 3727);

      (g) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts);

      (h) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor's payment may be conditional;

      (i) Accounts for which the account debtor is Borrower's Affiliate, officer, employee, or agent;

      (j) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

      (k) Accounts for which Bank reasonably determines collection to be doubtful.

      "ELIGIBLE INVENTORY" is Borrower's Inventory consisting of finished goods held by Borrower for sale in the ordinary course of business, valued at the lowest of the Borrower's net purchase cost or net manufacturing cost and the bulk market price, excluding, however, any Inventory which consists of:

      (a) Inventory located outside of the United States;

      (b) Work-in-process, supplies, displays, packaging or promotional materials or Inventory sold on consignment;

      (c) Inventory consisting of proprietary software;

      (d) Any Inventory not in the actual possession of Borrower, except to the extent provided in Subsection (l) below;

      (e) Any Inventory the sale or other disposition of which has given rise to an Account;

      (f) Any Inventory which fails to meet all standards and requirements imposed by any governmental authority over such Inventory or its production, storage, use or sale;

      (g) Any Inventory located on premises leased or rented to the Borrower or otherwise not owned by the Borrower, unless Bank has received a waiver and consent from the lessor, landlord or owner, in form and substance satisfactory to Bank and from any mortgagee of such lessor, landlord or owner to the extent required by Bank;

      (h) Inventory with offsetting claims;

      (i) Inventory that is damaged, defective, obsolete, returned, recalled or unfit for further processing;

      (j) Inventory that is not subject to a valid, perfected first priority Lien in favor of Bank;

      (k) Inventory that is located at an address that has not been disclosed to Bank in writing;

      (l) Inventory that is in the possession of a processor or bailee, or located on premises leased or subleased to Borrower, or on premises subject to a mortgage in favor of a Person other than Bank, unless such processor or bailee or mortgagee or the lessor or sublessor of such premises, as the case may be, has executed and delivered all documentation which Bank shall require to evidence the subordination or other limitation or extinguishment of such Person's rights with respect to such Inventory and Bank's right to gain access thereto;

      (m) any Inventory as to which Bank determines in the exercise of its sole and absolute discretion at any time and in good faith is not in good condition or is defective, unmerchantable, post-seasonal, slow moving or obsolete; and

      (n) any Inventory which Bank in the good faith exercise of its sole and absolute discretion has deemed to be ineligible because Bank otherwise considers the collateral value to Bank to be impaired or its ability to realize such value to be insecure.

      In the event of any dispute under the foregoing criteria, as to whether Inventory is, or has ceased to be, Eligible Inventory, the decision of Bank in the good faith exercise of its sole and absolute discretion shall control.

      "ERISA" is the Employment Retirement Income Security Act of 1974, and its regulations.

      "GAAP" is generally accepted accounting principles.

      "GUARANTOR" is any present or future guarantor of the Obligations, including SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP.

      "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

      "INSOLVENCY PROCEEDING" are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

      "INTELLECTUAL PROPERTY" is:

      (a) Copyrights, Trademarks and Patents including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

      (b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

      (c) All design rights which may be available to Borrower now or later created, acquired or held;

      (d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

      (e) All Proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

      "INVENTORY" has the meaning set forth in the Code and includes present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other Proceeds from the sale or disposition of any of the foregoing and any documents of title.

      "INVESTMENT" is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

      "LETTER OF CREDIT" is defined in Section 2.1.2.

      "LETTER-OF-CREDIT RIGHT" means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance.

      "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

      "LIQUIDITY EVENT" means the earlier to occur of (a) Borrower's initial public offering resulting in net aggregate proceeds to Borrower in an amount equal to or greater than Fifteen Million Dollars ($15,000,000) or (b) Borrower's next bona fide round of preferred stock equity financing resulting in net aggregate proceeds to Borrower in an amount equal to or greater than Fifteen Million Dollars ($15,000,000).

      "LOAN DOCUMENTS" are, collectively, this Agreement, the Revolving Promissory Note, any note, or notes or guaranties executed by Borrower or Guarantor, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

      "MATERIAL ADVERSE CHANGE" means the occurrence of any of the events set forth in Section 8.3.

      "OBLIGATIONS" are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

      "PATENTS" are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

      "PERMITTED INDEBTEDNESS" is:

      (a) Borrower's indebtedness to Bank under this Agreement or any other Loan Document;

      (b) Indebtedness existing on the Closing Date and shown on the Schedule;

      (c) Subordinated Debt;

      (d) Indebtedness to trade creditors incurred in the ordinary course of business; and

      (e) Indebtedness secured by Permitted Liens.

      "PERMITTED INVESTMENTS" are:

      (a) Investments shown on the Schedule and existing on the Closing Date;
and

      (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit issued maturing no more than 1 year after issue.

      "PERMITTED LIENS" are:

      (a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

      (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank's security interests;

      (c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or
(ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the Proceeds of the equipment;

      (d) Licenses or sublicenses granted in the ordinary course of Borrower's business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

      (e) Leases or subleases granted in the ordinary course of Borrower's business, including in connection with Borrower's leased premises or leased property;

      (f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

      "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

      "PROCEEDS" has the meaning described in the Code as in effect from time to time.

      "PRIME RATE" is the higher of (a) Bank's most recently announced "prime rate," even if it is not Bank's lowest rate and (b) four percent (4.0%) per annum.

      "REGISTERED ORGANIZATION" means an organization organized solely under the law of a single state or the United States and as to which the state or the United States must maintain a public record showing the organization to have been organized.

      "RESPONSIBLE OFFICER" is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

      "REVOLVING MATURITY DATE" is July 30, 2006.

      "REVOLVING PROMISSORY NOTE" means that certain Revolving Promissory Note of even date herewith in the maximum principal amount of Twelve Million Dollars ($12,000,000) from Borrowers in favor of Bank, together with all renewals, amendments, modifications and substitutions, therefor.

      "SCHEDULE" is any attached schedule of exceptions.

      "SUBORDINATED DEBT" is debt incurred by Borrower subordinated to Borrower's indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

      "SUBSIDIARY" is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

      "SUPPORTING OBLIGATION" means a Letter-of-credit right, secondary obligation or obligation of a secondary obligor or that supports the payment or performance of an account, chattel paper, a document, a general intangible, an instrument or investment property.

      "TRADEMARKS" are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Borrower connected with the trademarks.

                    [Signatures appear on the following page]

BORROWER:

ODIMO INCORPORATED

By: /s/ Alan Lipton
Name: Alan Lipton
Title: President

ASHFORD.COM, INC.

By: /s/ Alan Lipton
Name: Alan Lipton
Title: President

D.I.A. MARKETING, INC.

By: /s/ Alan Lipton
Name: Alan Lipton
Title: President


BANK:

SILICON VALLEY BANK


By: /s/ Dale Kirkland
    Name: Dale Kirkland
    Title:  Senior VP

Effective as of July 31, 2004